Exhibit 99.1

Conference Call Transcript

OPTN – Q1 2005 Option Care, Inc. Earnings Conference Call

Event Date/Time: May 10 2005 / 10:00AM ET

CORPORATE PARTICIPANTS:

Raj Rai

Option Care, Inc. – CEO

Rick Smith

Option Care, Inc. - President, COO

Paul Mastrapa

Option Care, Inc. - CFO

CONFERENCE CALL PARTICIPANTS:

David MacDonald

SunTrust Robinson Humphrey – Analyst

Art Henderson

Jefferies & Co. - Analyst

Mitra Ramgopal

Sidoti & Co. - Analyst

Robert Gilliam

UBS Warburg - Analyst

Michael Maguire

Leerink Swann & Co. – Analyst

Greg Haddad

First Analysis - Analyst

Jeff Allen

Silvercrest Asset Management, Inc. - Analyst

Operator

[OPERATOR INSTRUCTIONS] I would now like to turn the call over to Mr. Raj Rai, CEO of Option Care. Please proceed, sir.

Rajat Rai  - Option Care, Inc. - CEO

Thank you, and good morning. Thank you for joining us for our first quarter 2005 financial results conference call.  Also participating in the call with me are Rick Smith, our President and Chief Operating Officer, Paul Mastrapa, our Chief Financial Officer, and Joe Bonaccorsi, our Legal Counsel.

By now, you should have received a press release issued by the Company. If you have not, call Leticia Carrillo at 847-229-7731, and it will be faxed to you promptly.

Please be advised, in keeping with SEC Reg. F-D guidelines, this call may be accessed by webcast through the Option Care website at www.optioncare.com. Any remarks that Option Care may make about future expectations, plans, and prospects for Option Care constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements.

Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and accordingly, such results may differ from these expressed in any forward-looking statement made by us or on our behalf. These risks and uncertainties and other important factors are discussed in Option Care’s Annual Report on form 10-K for the year ended December 31, 2004, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause estimates to change, or it may elect to update these forward-looking statements in the future. Option Care specifically disclaims any obligations to do so.

I will now give the highlights for the quarter. Rick and Paul will give the updates on operations and key financial highlights later in the call.  As announced previously and noted in the press release issued this morning, we reported a record $121 million in revenues for the first quarter. This represented a 17% growth from the same period in 2004. Earnings grew by 23% in the first quarter as compared to the first quarter of 2003 — 2004, I’m sorry.  We’re extremely pleased with our results. We are seeing strong growth trends in both home infusion and specialty pharmacy businesses. Cash flow continues to be strong, and we continue to maintain solid cash position, close to $100 million.

Let me give you an update on our strategic initiatives. Our strategic initiatives for 2005 are as follows — first, make accretive and strategic acquisitions, particularly of home infusion pharmacies that include selected franchises and independent pharmacies; second, develop joint ventures for home care services to enter in new markets and solidify market position in existing locations; thirdly, expand our ambulatory infusion services for short-term costly injectible and infusible therapies; and finally, leverage our existing structure and managed care relationships to enter new markets through start-ups.

On the acquisitions front, I’m pleased to announce that we have closed the acquisition of our franchise in Indiana with two pharmacies in Indianapolis and Fort Wayne. This is our second acquisition of the year so far. We have a robust acquisition pipeline and are diligently working on closing other deals.

We are also on track to finalize two hospital joint ventures with large end marking hospital systems that will not only consolidate our market position in existing markets, but also allow us entrance into new market. I’m also pleased to report that we’ll be opening a 5,000-square-feet ambulatory treatment center in Florida that will have a capacity of 14 treatment rooms. This facility will have the capability to treat patients with a variety of chronic conditions that require short duration infusion therapy. The facility would service a multi-specialty physician practice.

We are also in stages of laying foundations for three home infusion pharmacy start-ups in California, Florida, and New York. These locations will be in close proximity of our existing pharmacies.  As you may recall, we had completed a startup in Atlanta in the third quarter of 2004. Our startup model has been successful and after six months of its inception, it is profitable and growing. To support these initiatives and future growth opportunities, we have made investments in management and systems. Rick will address that in his comments.

With these strategic initiatives coupled with solid organic growth and access to capital, we are positive about growth opportunities for the remainder of 2005 and would like to re-affirm our guidance for 2005 from $0.66 to $0.70 a share.

Before I turn the call to Rick, I am pleased to announce that the Board of Directors has approved a $0.02-a-share cash dividend for the first quarter, which represents a 50% increase from the previous quarter.

Rick?

Rick Smith  - Option Care, Inc. - COO, President

Thank you, Raj. Good morning, everyone.

The revenue and operating performance are the result of our continued focus on our clinical programs. Fifteen months ago, we focused on driving a higher level of clinical confidence throughout our organization. Our goal was to be the industry’s clinical leader through both our central pharmacy programs and our local pharmacies. We filled the gaps in the models provided by our competitors. We have spoken many times about the strength of our unique platform and the customized solutions we offer to our customers. Our plan has continued to show good results.

We continue to focus on the clinical programs that enable our company to demonstrate its clinical leadership in all programs we offer to our customers and our prospective customers. Our clinical leadership has generated census growth in our nutrition programs and in our other higher-margin programs.

We saw strong growth in hemophilia and IVIG during the quarter. We saw some patients switch back to IVIG with the withdrawal of Tysabri. While the cost of the product has increased, we believe increasing the census in the therapy category will provide opportunity in the future when the supply of the product becomes more plentiful.  Until such time, we continue to work with the many sources of product at market prices and to increase our allocation with these sources, as we bring on additional patients on service. We believe that no other company can offer central pharmacy management, local pharmacy, and nursing management and ambulatory infusion clinics in over 120 markets.

We have the largest foot print in the industry and are working to take advantage of it. As a result of our efforts, we recently signed a 2 million life plan to a new national infusion, specialty pharmacy and AIC contract and have begun the launch activities to support the new models of cross-selling all of our services. This is one example of the many opportunities that have become available to us, given our unique platform.

We are working on additional managed care opportunities with both existing and new relationships. We have also seen a higher level of interest over the past six months from the manufacturing community as we have increased awareness of our significant clinical capability to handle any technology and delivery system.  We have been invited to participate in several opportunities recently to assist with both existing and new drugs, where our customers have requested our assistance. We look forward to adding value to all of our partners programs. We have also been pursuing our physician options program of the free-standing AIC model.

As Raj mentioned, we recently signed an agreement with a 100-physician multi-specialty group that cares for over 100,000 patients in the state of Florida, to take over the operations under our name of a free-standing AIC. This will be a 14-room clinic that we believe can offer a new and unique model to the entire marketplace, and one that can strategically — we believe — be transferred to new markets throughout the United States. We expect to begin generating revenue in the third quarter of this year from this opportunity.

We have also been pursuing the startups in several markets and expect to see new revenue from these markets in the second half of the year as well.

With the projected growth called for in our 2005 strategic plan, we had planned on adding additional field and corporate infrastructure to increase management oversight of the many areas of activities. We increased the corporate and area operations in clinical staff over the infusion division. We increased the number of areas from four to six and separated the functional management into Area Vice-President of Sales and Area Vice-Presidents of Operation to give focus to each functional area. We also increased the number of Reimbursement Managers in each area and our Clinical Managers as well. We also increased the business development area of our specialty pharmacy division and the related manufacturing activities.

We believe the additional staff that has been added will enable us to quickly execute our strategic plans and assist in the continued success of our organic growth strategy, assist in the integration of acquisitions and startup opportunities, and identify additional new market opportunities where we need to go.

On the reimbursement side, a year ago, we thought that we could get to the mid-50s in our DSO. We accomplished that goal in the fourth quarter (of 2004) and improved it again in this past quarter.  We continue to look for ways to accelerate the cash-cycle process. We have continued the training programs that we began in late 2003 and look to improve the electronic billing capabilities throughout the organization.

We installed another office during the quarter on the new web-based platform called “iEmphsys.” We are on plan for conversion this year, and we look to accelerate more the second half of the year.

We also initiated the upgrade of our specialty systems for greater operating efficiencies, care management, and disease/therapeutic management capabilities. We look to have the first phase of the upgrade complete in third quarter. We believe we can continue the past success given our focus on the right objectives.

With that, I will turn it over to Paul.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Thanks, Rick and good morning.

For the first quarter, revenue was $121 million, a 17% increase from the $103 million reported in the first quarter of 2004. Overall same-store growth was 13% for the quarter. Net income for the first quarter increased 23% to $5.3 million or $0.16 per share, as compared to $4.3 million or $0.13 per share for the comparable period last year.

Our growth has been very balanced across our therapy portfolio. With respect to our specialty pharmacy services, same-store growth was 12% for the first quarter. This growth continues to be attributable to a broad range of products within our therapy portfolio, such as asthma, growth hormone, hemophilia, IVIG, biologicals, arthritis, Synagis, as well as our managed care specialty business. As we move into the 2nd quarter, we expect specialty revenues to decline with the end of the Synagis system, which generated $15.5 million of sales in the first quarter or a 9% increase from the prior year period. The season typically runs from October through April.

We are particularly pleased with the home infusion same-store growth of 16% for the first quarter. This growth is the result of our continued focus on sales and marketing initiatives, targeting managed care organizations, as well as local market referral sources. We continue to see particularly strong growth in our antibiotic, chemotherapy, enteral and parenteral nutrition programs, congestive heart failure therapies and pain management.

Overall gross profit for the first quarter was fairly stable at 27.5%, as compared to 27.8% for the prior year quarter. Infusion and related gross profit improved to 43.9%, compared to 43.0% for the prior year, primarily due to improved labor utilization. Specialty pharmacy gross profit declined to 15.4% for the first quarter, as compared to 16.2% for the quarter ended March 31, 2004.

Of the 80 basis point decline, 30 basis points relate to a shift in mix resulting from the increased sales of Xolair, which has lower gross margin than our composite gross margin. The remaining 50 basis point decline primarily related to lower gross margins for IVIG therapy due to increased product costs.  While we are pleased with our strong IVIG therapy growth, the issues around tight product supply have significantly increased our procurement costs. We don’t expect the supply issues to hamper our revenue growth for IVIG, however, we expect the market for the products to remain difficult for the remainder of 2005.

SG&A expenses as a percentage of revenues declined to 17.8% for the first quarter of 2005, as compared to 18.7% for the prior year period. This reduction was enabled by the strong revenue growth as well as on-going cost control. However, as Rick mentioned, we have increased our infrastructure investments to appropriately support the expected impact as a result of our growth initiatives. These additional costs, including labor, recruiting, and professional services expenses will increase our SG&A as a percentage of revenues. The provision for doubtful accounts increased to 1.9% of revenues, as compared to 1.5 for the prior year. The increase is primarily due to the higher amount of infusion revenues, typically billed through major medical for which we reserve at higher levels. In addition, early in the year, we see a higher percentage of patient co-pay and deductibles.

We ended the first quarter with $97 million in cash and short-term investments, or an increase of $2 million from the end of 2004. Cash flow from operations was strong at $7.2 million for the first quarter, as compared to $5.2 million for the prior year quarter. In regards to acquisitions, during the quarter, we invested $7 million in acquisitions, and also, as Raj mentioned, in early April, we completed the acquisition of two franchise locations in Indiana.

In the first quarter, we invested $1 million in capital expenditures. I expect capital expenditures to accelerate during the remainder of 2005, in particular, in related to our investment in the dedicated specialty pharmacy information-system platform, as well as the strengthening our overall I.T. infrastructure.  Our total investment in the specialty system is expected to be approximately $2.9 million, and we expect to have it operational in the third quarter. The system we selected will enable a more efficient operational flow, improve care coordination and compliance, and generate improved information for both our managed care and manufacturing customers.

Days sales outstanding continues to decline, and we’re at 54 days at the end of the first quarter, a decrease of one day from the previous quarter. While we are pleased with reaching our goal for DSO’s, we believe we can yet further improve our billing and collection processes, and remain focused on further reductions.

Our total diluted shares increased by 3% from the prior year. The net increase is a combination of a 67% increase to 1.2 million shares in the dilutive effect of options and our convertible bond offering, which was offset by some share repurchases late in 2004. Based on the current stock price, I expect our diluted share count to equal approximately 34 million shares for the second quarter.

Finally, we affirm our previously-issued estimate that 2005 earnings per diluted share will range from $0.66 to $0.70.

Now I’d like the operator to open the call for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first question comes from David McDonald from Sun Trust Robinson & Humphrey. Please proceed.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

A couple questions — Rajat, first of all, can you comment on some of the changes in reimbursement on the oncology side and what impact that’s having on your oncology business?

The second question I would have is on the improved labor utilization on the infusion side. Do you guys think that that’s sustainable? And can we expect to see margins like that on a go-forward basis? Then I have a couple follow -ups.

Rajat Rai  - Option Care, Inc. - CEO

Dave, you know, we’re not seeing any pricing issues with the change in the oncology pricing with Medicare, with our managed care customers as yet.

Secondly, the question on the labor cost, I think I’ll have Paul answer that.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Yeah, Dave, you know, what we see in our business model are cost of goods includes the cost of the drug as well as cost of labor and delivery. And with the strong growth that we see, we have the opportunity to leverage our infrastructure within our local branches.

We typically add labor infrastructure with a per diem staff. So we tend, with more revenue, to be able to effectively leverage more of our fixed expenses within that cost of service.

And also, commenting on the oncology front, one impact that – you know – we speculate that we’ve seen as a result of some of the oncology changes is an acceleration of our home infusion chemotherapy-related business, and we think that’s a result of physicians being more open to using alternative sources to provide chemotherapy at home when there is coverage available.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Okay.

And just two other questions. Paul, can you give us some sense in terms of what you expect the tax rate to be for the full year? And then I was wondering if you could quantify kind of from an EPS standpoint you know, what the IVIG impact is.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure.

In terms of the tax rate, I’d expect it to remain at 38.5 to 40% for— I’m sorry, 38.5 to 39% for the year. The variable there is related to the capital we have on hand, the speed of acquisitions, and the amount of tax-exempt investments that we have that offset some of our tax liability.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Okay.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Your second question was regarding IVIG. As I mentioned, we are very pleased with our growth. We saw north of 20% growth in IVIG year-over-year. However, the increase in product supply, in essence, negated any margin enhancement from that growth. So we didn’t go backwards in absolute dollars, but we definitely saw a substantial increase in our cost, and in particular — I think — accelerating throughout the quarter.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Okay. Okay, thanks very much, guys.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure.

Operator

Our next question comes from Art Henderson from Jeffries & Company. Please proceed.

Art Henderson  - Jeffries & Co. - Analyst

Hi, good morning.

You talked about the investments that you’ve put into new head count and field operations. Can you sort of talk about what you think your SG&A is going to run for the year based upon some of those expenses?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Art, you know, I think some of those expenses are going to be in advance of many of these strategic initiatives. With our— you know, what I think we’re going to see is short-term higher SG&A as a percent while we’re getting the strategic initiatives on-line, including acquisitions as well as our joint ventures and start-ups, but with those activities coming on-line, I’d expect us for the year — to see us leverage SG&A.

Art Henderson  - Jeffries & Co. - Analyst

Okay.

And how much did Synagis contribute during the quarter in terms of dollars?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

In terms of dollars, revenues were about $15.5 million.

Art Henderson  - Jeffries & Co. - Analyst

$15.5. Okay. Can you also comment on some of the opportunities that you see in ‘06, either from — particularly on the Medicare side, whether it’s related to Part D, to Medicare Advantage, to whether you’re going to participate in the Part B competitive bidding program?

Rick Smith  - Option Care, Inc. - COO, President

I think what we see as opportunities to align with different opportunities. I think on the Part B, we have provided some comments as well as the opportunity we think we can bid and play there. On the part D side, we believe that there will be opportunity as that program continues to get essentially more clarity around where opportunities are.

I think we’ve mentioned many times our platform, and our attitudes, and our local foot prints enable us opportunities to align with many different strategic partner potentials out there in the marketplace. So we’re — we’re going to be opportunistic in this short window, in preparing for 2006 with areas where we can grow our traditional services as well as leveraging our AIC opportunities as well.

Art Henderson  - Jeffries & Co. - Analyst

So on the Part B side, are you guys going to be bidding to be a national provider?

Rick Smith  - Option Care, Inc. - COO, President

Yes, we will.

Art Henderson  - Jeffries & Co. - Analyst

Okay, and is there - I guess you’re having to incur some expense on that right now in preparation, right?

Rick Smith  - Option Care, Inc. - COO, President

Yeah, a little bit, but not material.

Art Henderson  - Jeffries & Co. - Analyst

Okay.

And then on the Part D side, in order to really take advantage of some of the home infusion opportunities, I know there probably needs to be some sort of administration fee or something put in to cover the cost of you know, maybe not covered under ASP, plus 6% or what not. Are you guys working with people in Congress to try and get something in, like the Physician Fee rule, or what are you trying to do to facilitate that process?

Rajat Rai  - Option Care, Inc. - CEO

Well, you know, Art, this is Raj.

Definitely we are working with people in Washington to drive that point across, that our cognitive skills have to be recognized very similar to the physicians’, because there is a big service component that we provide. We just don’t provide the drug; there is a service that is wrapped around the drug that we provide to the patient.  So absolutely, we have been working with our association, we have developed pricing mechanisms, we have done a cost study, which we should be finishing shortly that is going to be presented in Washington.

Art Henderson  - Jeffries & Co. - Analyst

And then on the Medicare Advantage side, do you see, I mean, is that going to be a big opportunity for you as you see more people go into sort of those Medicare-managed plans?

Rajat Rai  - Option Care, Inc. - CEO

Yes. Definitely. Because obviously, that’s going to be driven by managed care, and managed care understands the process working with the home infusion providers versus a PBM.

Art Henderson  - Jeffries & Co. - Analyst

And none of that, I mean, as we look ahead — well, I guess you’ve only given out ‘05 guidance, but this would all be an ‘06 opportunity for you?

Rajat Rai  - Option Care, Inc. - CEO

Yes, later part of ‘06, I think.

Art Henderson  - Jeffries & Co. - Analyst

Okay, great. Thank you.

Operator

Our next question comes from Mitra Ramgropal with Sidoti. Please proceed.

Mitra Ramgopal  - Sidoti & Co. - Analyst

In terms of the acquisition you made with the franchise, how much was the revenue?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Are you talking about—

Mitra Ramgopal  - Sidoti & Co. - Analyst

Indiana franchise, the two locations in Indiana, the revenue they were generating?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

We typically aren’t disclosing those specifics, Mitra.

Mitra Ramgopal  - Sidoti & Co. - Analyst

Okay, and going forward, you talked about in addition to the franchises and independent acquisitions, you talked about the joint ventures with hospitals, et cetera. I don’t know if you can give us a sense in terms of you know, are these going to be significant acquisitions or just essentially we should view it as tuck-ins?

Rajat Rai  - Option Care, Inc. - CEO

Let me just add to what Paul was saying in terms of the acquisition revenues. You know, we are not specifically giving guidance, but obviously, when we report our results, you will know what percentage growth came from acquisitions versus organic growth.

On the hospital joint venture front, what we are currently working on is a potential combination with our existing book of business in a given market with the hospitals’ home care business. So that’s not going to be an acquisition. There is one that we’re working on that could be a partial acquisition of the home care business.

Mitra Ramgopal  - Sidoti & Co. - Analyst

Okay, thanks.

Operator

Our next question comes from Robert Gilliam from UBS. Please proceed.

Robert Gilliam  - UBS Wartburg - Analyst

Good morning.

I was wondering if you could give us a little color on the size of Xolair revenues, and also IVIG, you mentioned it was up 20%, but if you could quantify the absolute number of IVIG revenues?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure. As a percentage basis, the IVIG as well as asthma have maintained very similar to our 2004 results. IVIG tends to range at about 6% of our overall specialty revenues and Xolair is approximately 10%.

Robert Gilliam  - UBS Wartburg - Analyst

Thank you.

Also, just a follow-up on a previous question. Just in terms of quantifying the opportunity for the two hospitals, I was hoping for additional color on that? Is this a $5 million opportunity? Is it larger than that?

Rajat Rai  - Option Care, Inc. - CEO

It would be larger than $5 million.

Robert Gilliam  - UBS Wartburg - Analyst

Okay, thank you.

Operator

Our next question comes from Michael Maguire from Leerink Swan & Company. Please proceed.

Michael Maguire  - Leerink Swann & Company - Analyst

On the home infusion side — can you give some perspective on the same-store growth number of 16% in the quarter?

I know you mentioned in your prepared comments, obviously, an increased focus on the marketing side. Can you attribute that to some market share gains, and, in addition, when you look at that over the back half of this year sequentially, can we expect a similar same-store type progression, then, obviously, with the acquisition component on top of it?

Rick Smith  - Option Care, Inc. - COO, President

On the infusion side, our goal is to increase our higher margin therapies by really targeting complex clinical programs and complex multiple therapy patients. So our growth has come through some specialty infusion programs that we’ve been essentially focused on for the last 12 months, and we continue to stress driving higher census gains each month of the year. So, there are no guarantees on what future growth can be, but, if we continue to stick with our programs and continue to get out there and educate our referral sources on our capabilities, I think we’ll continue to see some good success. And so, we expect that the market for the programs that we are targeting have significant opportunities for us.

We believe we have the managed care relationship and the relationships at the local level to enable us to continue this growth. We’ve increased our investments in product managers and the specialty infusion programs, and we have them targeting both the inside capabilities of our company as well as our outside relationships on the managed care side.

So, we would hope to see continued growth and we believe we are taking market share, because we are using our resources to invest where we don’t see some of our competitors investing in those areas.

Rajat Rai  - Option Care, Inc. - CEO

The industry’s growing about 5 to 6%, and our goal is to outperform the industry growth, so a double-digit growth rate is highly desirable, and that’s what we’re striving for.

Michael Maguire  - Leerink Swann & Company - Analyst

Okay, thanks.

And then just a quick follow-up on the acquisition side, specifically within home infusion. Can you just give us some general commentary as to how you think about accretion and kind of turn-around time on the investment that you’re making in these franchises?

Rajat Rai  - Option Care, Inc. - CEO

Yeah. As we do these acquisitions, we expect that these acquisitions to be accretive immediately, and we are seeing a lot of activity there, and you know, we’ll hope to close more deals shortly.

Michael Maguire  - Leerink Swann & Company - Analyst

Great.

And then one last question, and I’ll jump back in the queue.

Just on the specialty pharmacy side — any particular disease states— I know, Paul, you mentioned a number that are performing well— but anything that is growing either significantly above or below expectations outside of IVIG? And do you think you could see that changing over the back half of this year, depending on current trends?

Rick Smith  - Option Care, Inc. - COO, President

This is Rick.

I think we’ve actually seen growth, actually in our growth hormone programs as we’ve gotten more attention from and more census growth — we actually have exceeded our plans in that area. We are seeing MS growth and different therapies and working with different programs that we have, utilizing our capabilities in that regard.

Then also, on the — in the Krohn’s and rheumatoid arthritis areas, we’ve seen good growth. So, it’s again — what we have in our platform is the criminal capabilities that are very wide and very deep. And so we have a number of clinical programs that it’s very easy for us to show growth along many therapy areas, and our focus is continued to enhance those clinical capabilities and the clinical success so that we can customize programs for all of our customers. So far, we’ve done a good job.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

As a follow-up to what Rick said, as I look at the rest of the year, probably the largest product to think about, changes in growth rates is Xolair, which was launched at the end of 2003. 2004 was a substantial ramp-up period. Now, obviously, on a year-over-year quarter comparison, that growth rate will start to decline as that product matures. But outside of our other therapy portfolio — outside of Xolair, I think with our sales and marketing plans, we would expect to see growth rates continue.

Michael Maguire  - Leerink Swann & Company - Analyst

Great, thanks for the commentary.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure.

Operator

Our next question comes from Greg Haddad from First Analysis. Please proceed.

Greg Haddad  - First Analysis - Analyst

Good morning.

On your bad debt expense, up 50% year-over-year and has been rising sequentially — it looks like — since last June. I know you mentioned the first quarter tends to have more co-pays and deductibles, but first quarter last year would have the same effect. Is there any other perspective or expectation you could provide there?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

I think because of the larger amount of infusion revenues, that we would reserve for at a higher level. That’s going to naturally, I think, pull that percentage up. In terms of our receivable agings, we feel very comfortable, not only are DSO’s going down, but receivables are very well in control.

As a matter of fact, we’ve declined as a percentage of A/R in the first quarter. We’ve seen a decline in our over-365 A/R, which we monitor closely. Our provision is continuing on pace with our expectations.

Greg Haddad  - First Analysis - Analyst

Okay, good. And secondly, with respect to the convertible debt and the share price, is there any implications for that over the course of the next year or two that we should think about?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Well, when we did the convertible bond offering, on a split-adjusted basis it was at $12 a share. Obviously, the stock price has been very strong over the last quarter. It’s now past the conversion price, which, the way we structured the bond offering, any conversion over the conversion price is settled in shares. So using the treasury-stock method, we will see incremental shares in our diluted share count as a result of — depending on our stock price.

So, just in terms of expectations, the reason why I wanted to talk about the second quarter is obviously, there could be an incremental impact to our diluted share count. I’m estimating our share count to be at approximately 34 million shares at our closing stock price as of yesterday.

Greg Haddad  - First Analysis - Analyst

One last question then — the IT investment on specialty you mentioned, I may have missed something. 2.9 million — I think you said the investment would be, and you expect it to be operational by the third quarter. Is the $2.9 million investment over the next couple of quarters then, primarily?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Yes, it is.

We’ll see that mainly between Q2, primarily in Q3 and Q4 as we get the system on line and start recognizing the depreciation on that investment.

We’re particularly excited about this system for longer-term. I think what some of the efficiencies it can drive, plus how it can help us be more attractive to not only our manufacturers, but our managed care customers. So it’s a critical investment we need to make this year for future growth opportunities.

Greg Haddad  - First Analysis - Analyst

Great. Thanks very much.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure.

Operator

[OPERATOR INSTRUCTIONS] We have a follow-up question from Dave MacDonald from Sun Trust Robinson & Humphrey. Please proceed.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Thank you.

Rick, I wanted to follow up on a question from earlier with regards to some of the programs on the infusion side. Can you give us some sense in terms of how long the education process is? How long is the sales like — cycle so when we look at — you’ve got to start implementing the programs nine to 12 months ago. Are we just at front-end of seeing that positive impact? Try to give us a sense on that front.

Rick Smith  - Option Care, Inc. – COO, PRESIDENT

It depends on the opportunities and the referral sources in each market. When we started 12 months ago focusing in on these programs, it was really getting our local clinical staff and our local sales staff educated, trained, and essentially, certifying ourselves internally as to these capabilities on these programs. And so now, we continue to stress increasing our clinical capabilities and clinical confidence in each of our interactions.

I think this business can build very quickly. I think that through the relationships at the local level, we have the opportunity to enhance our opportunity with our referral sources, given the unique offerings that we have through our clinical programs.

So, I believe that we’ve demonstrated over the last 12 months that this business can grow quickly when you focus in on it, and we’ll continue to tweak our approach and enhance our hard levels of certification of our own staff, so that we can improve our success on this. So you know, we’ve done a good job and I think the opportunity will continue to be there for us.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

And, Rick, when you’re out in the market, are you seeing any of your competitors offer anything similar to this, or are you guys really the only ones out there focused on this?

Rick Smith  - Option Care, Inc. - COO, President

Depending on the marketplace, our competitors have fine Clinicians, and it all comes down to service, and it comes down to continued strategy and the relationship, in terms of what we offer.

We’ve got some new clinical programs that we don’t believe that our competitors have presented to some of the case managers that we do business with in the managed care relationships, and so I think we are offering some new things into the marketplace. Others are similar to what’s been out there before. It all comes down to execution and higher levels of customer service.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Okay, thank you.

Rick Smith  - Option Care, Inc. - COO, President

Okay.

Operator

Our next question comes from Jeff Allen from Silvercrest Asset Management. Please proceed.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Hi, good morning, guys.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Good morning.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Can you please let me know the allowance for doubtful accounts on the balance sheet?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure.  Our total reserves are at $6.7 million.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Okay, thank you.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Gross receivables — and these are primarily our patient care receivables, which is how we look at it.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Right.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Are at about $81, just over $81 million.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Right, okay. Okay.

Just over — I’m sorry, how does that — because you’re — I’m adding $6.7 (million) to $74.1 (million) that you have on the balance sheet there, so what am I missing?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

When we look at reserves, there’s two components of it — there’s bad debt reserves.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Right.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

And then there’s contractual reserves, and contractual reserves are offset to revenues.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Okay.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

We have two types of revenue adjustments — we have a bad debt adjustment, which is something that was collectible at the time of billing that we’ve written off, or a revenue adjustment. So the total reserves, from internally — the way I look at it — are at $6.7 (million). The bad debt piece alone to that would be just under $6 million.

Jeff Allen  - Silvercrest Asset Management, Inc. - Analyst

Okay. Great. Thank you very much.

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

Sure.

Operator

Our next question is a follow-up from Art Henderson from Jeffries & Company. Please proceed.

Art Henderson  - Jeffries & Co. - Analyst

Paul, can you just go over one more time on this CapEx — you say it’s going to ramp-up throughout the year. Can you give us a sense as to what the full-year expenditure will be?

Paul Mastrapa  - Option Care, Inc. - CFO, SENIOR V.P.

On last call, we guided to about $7.5 million of CapEx, and we expect to stay in that range.

Art Henderson  - Jeffries & Co. - Analyst

And then, on the multiples that you guys pay on home infusion acquisitions, historically, they’ve been in the three to five times run rate EBITDA. Is that right?

Rajat Rai  - Option Care, Inc. - CEO

Yes. It’s really, Art, it depends on the type of business and quality of business we are acquiring. So it could range somewhere between three to six times.

Art Henderson  - Jeffries & Co. - Analyst

Three to six times. Now, is that the same kind of multiple range you would pay for a franchise location?

 Rajat Rai  - Option Care, Inc. - CEO

Again, depends on the type of franchise business that we are acquiring. It would be in that range.

Art Henderson  - Jeffries & Co. - Analyst

Somewhere in that range. Okay.

Rajat Rai  - Option Care, Inc. - CEO

And if it’s a larger acquisition and strategic, it could be higher, but typically, we stay in that range.

Art Henderson  - Jeffries & Co. - Analyst

Okay.

Let me make sure — on your guidance, you don’t have any acquisitions factored into that estimate or that range or any joint ventures or anything of that nature?

Rajat Rai  - Option Care, Inc. - CEO

Well, we had said in our last call that there will be some acquisitions factored in, not significant acquisitions factored in.

Art Henderson  - Jeffries & Co. - Analyst

Okay.

Rajat Rai  - Option Care, Inc. - CEO

So you know, any smaller acquisitions we would do are in the numbers. Anything significant we do, we’ll come up with this type of guidance.

Art Henderson  - Jeffries & Co. - Analyst

So you do have some small home infusion stuff in there already?

Rajat Rai  - Option Care, Inc. - CEO

Absolutely.

Art Henderson  - Jeffries & Co. - Analyst

Okay, okay. All right, thank you.

Operator

Ladies and gentlemen, this concludes the question-and-answer portion of today’s call. I would now like to turn it back to Raj Rai for closing remarks.

Rajat Rai  - Option Care, Inc. - CEO

Thank you very much for joining us on the call. We have a lot of exciting things that are happening, and we look forward in giving an update in our next conference call. Thank you again.